As filed with the Securities and Exchange Commission on May 6, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

National Rural Utilities
Cooperative Finance Corporation
(Exact name of registrant as specified in its charter)

District of Columbia	52-089-1669
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2201 Cooperative Way
Herndon, Virginia 20171
(703) 709-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOHN JAY LIST, General Counsel

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, Virginia 20171
(703) 709-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

MARK L. WEISSLER	THOMAS R. BROME
Milbank, Tweed, Hadley & McCloy LLP	Cravath, Swaine & Moore LLP
1 Chase Manhattan Plaza	825 Eighth Avenue
New York, New York 10005	New York, New York 10019
(212) 530-5446	(212) 474-1000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement as determined by market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered(1)	per unit(2)	price(2)	registration fee(3)

Debt securities	$250,000,000	100%	$250,000,000	$31,675

(1)	Expressed as the principal amount of securities, or in the case of original issue discount securities, the offering price thereof.
(2)	Estimated solely for purposes of calculating the registration fee.
(3)	This registration statement includes an additional $50,000,000 of debt securities previously registered on Form S-3 (registration number 333-98523). Filing fees of $4,600 associated with these securities were previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 of the Commission under the Securities Act of 1933, the within prospectus relates to debt securities registered hereby and to debt securities previously registered by registration statement number 333-98523.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION May 6, 2004

National Rural Utilities

Cooperative Finance Corporation

$300,000,000

Debt Securities

We plan to issue from time to time up to $300,000,000 of debt securities. We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplements carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these debt securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of debt securities unless accompanied by a prospectus supplement.

The date of this prospectus is                               , 2004

WHERE YOU CAN FIND MORE INFORMATION ABOUT

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

      National Rural Utilities Cooperative Finance Corporation (“CFC”) files annual, quarterly and current reports and other information with the SEC. You may read and copy any document CFC files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CFC’s SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

      The SEC allows the incorporation by reference of information filed in other documents into this prospectus, which means that CFC can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. CFC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the year ended May 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended August 31, 2003, November 30, 2003 and February 29, 2004; and

•	Current Reports on Form 8-K dated September 30, 2003, October 23, 2003, November 5, 2003, February 10, 2004 and February 25, 2004.

      You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Steven L. Lilly

           Senior Vice President and Chief Financial Officer
           National Rural Utilities Cooperative Finance Corporation
           Woodland Park, 2201 Cooperative Way
           Herndon, VA 20171-3025
           (703) 709-6700

      You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the document in question. We are not making an offer of these debt securities in any state where the offer is not permitted.

CFC

      CFC was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in April 1969. The principal purpose of CFC is to provide its members with a source of financing to supplement the loan programs of the Rural Utilities Service of the United States Department of Agriculture (“RUS”). CFC makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also provides guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members and, in addition, provides guarantees of taxable debt in connection with certain lease and other transactions of its members. CFC is exempt from payment of Federal income taxes under Section 501(c)(4) of the Internal Revenue Code.

      Rural Telephone Finance Cooperative (“RTFC”) was incorporated as a private cooperative association in the state of South Dakota in September 1987 and was created for the purpose of providing and/or arranging financing for its rural telecommunications members and their affiliates. Effective June 1, 2003, RTFC’s results of operations and financial condition have been consolidated with those of CFC in the incorporated financial statements. RTFC operates under a management agreement with CFC. RTFC is headquartered with CFC in Herndon, Virginia. RTFC is a taxable entity and takes tax deductions for allocations of net margins as allowed by law under Subchapter T of the Internal Revenue Code. RTFC pays income tax based on its net margins, excluding net margins allocated to its members. Prior to June 1, 2003. RTFC’s results of operations and financial condition were combined with CFC’s.

      National Cooperative Services Corporation (“NCSC”) was incorporated in 1981 in the District of Columbia as a private cooperative association. NCSC provides lease financing related to its members and general financing to for-profit or non-profit entities that are owned, operated or controlled by or provide substantial benefit to members of CFC. NCSC also markets, through its cooperative members, a consumer loan program for home improvements and an affinity credit card program. Both programs are currently funded by third parties. Effective June 1, 2003, NCSC’s results of operations and financial condition have been consolidated with those of CFC in the incorporated financial statements. NCSC’s membership consists of CFC and distribution systems that are members of CFC or are eligible for such membership. NCSC operates under a management agreement with CFC. It is headquartered with CFC in Herndon, Virginia. NCSC is a taxable corporation. NCSC pays income tax based on its net margins for the period. Prior to June 1, 2003, NCSC’s results of operations and financial condition were reported independent of CFC’s.

      CFC’s consolidated membership was 1,546 as of February 29, 2004 including 898 rural utility system members, the majority of which are consumer-owned electric cooperatives, 508 telecommunication members, 70 service members and 70 associate members in 49 states, the District of Columbia and three U.S. territories. The rural utility system members included 827 distribution systems and 71 generation and transmission systems. Memberships between CFC, RTFC and NCSC have been eliminated in consolidation.

      CFC’s long-term loans to utility members generally have 35-year maturities. CFC makes loans alone or in conjunction with concurrent RUS loans. Loans made to members that do not also have RUS loans are generally secured by a mortgage or substantially all of such utility member’s property (including revenues). Loans made to members that also have RUS loans are generally secured ratably with RUS’s loans by a common mortgage on substantially all such utility member’s property (including revenues). Interest rates on these loans are either fixed or variable. Fixed rates are offered daily based on the overall cost of long-term funds and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in the cost of short-term funds.

      CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. CFC makes these loans on either a secured or an unsecured basis. CFC has the right to adjust the rates on these loans semi-monthly in line with changes in the short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

      CFC also makes loans to telecommunication systems through RTFC. These loans are primarily long-term fixed or variable rate loans with maturities not exceeding 15 years and short-term loans. In many cases, the customers of the electric cooperatives are also the customers of the RTFC telecommunications systems, as both the cooperatives and the RTFC systems serve the rural areas of the United States.

      At February 29, 2004, CFC had a total of $20,614 million of loans outstanding and $1,351 million of guarantees outstanding.

      CFC’s guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt generally cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally obligated to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage, often joint with RUS, on the system’s property or, in the case of a lease transaction, on the leased property. Holders of $731 million of the guaranteed pollution control debt at February 29, 2004 had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

      By policy, CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the quality and size of its loans outstanding. At February 29, 2004, the allowance was $523 million. At February 29, 2004, CFC’s ten largest borrowers had outstanding loans totaling $4,499 million, which represented 22% of CFC’s total loans outstanding. As of February 29, 2004, outstanding guarantees for these same ten largest borrowers totaled $166 million, which represented 12% of CFC’s guarantees outstanding. On that date, no member had loans and guarantees outstanding in excess of 3.0% of the aggregate amount of CFC’s outstanding loans and guarantees.

USE OF PROCEEDS

      Unless otherwise specified in a prospectus supplement, CFC will add the net proceeds from the sale of the debt securities to the general funds, which will be used to make loans to members, repay short-term borrowings, refinance existing long-term debt and for other corporate purposes. CFC expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

SUMMARY FINANCIAL INFORMATION

      The following is a summary of selected financial data for the nine months ended February 29, 2004 and February 28, 2003 and for each of the five years ended May 31, 2003. Certain reclassifications of prior year amounts have been made to conform to the fiscal year 2004 presentation as contained in CFC’s February 29, 2004 Form 10-Q.

	Nine Months Ended

	February 29,	February 28,
(Dollar amounts	2004	2003
in thousands)

Statement of operations data:

Operating income	$758,686	$811,536

Gross margin	73,581	109,075

Derivative cash settlements(A)	83,728	93,807

Derivative forward value(A)	(243,854)	533,758

Foreign currency adjustments(B)	66,435	(144,520)

Operating margin (loss)	(60,262)	494,913

Cumulative effect of change in accounting principle(A)	22,369	—

Net margin (loss)	(42,176)	494,913

Fixed charge coverage ratio(C)(E)	N/A	1.70

Adjusted fixed charge coverage ratio(C)	1.19	1.17

Balance sheet data:

Assets	$21,985,925	$21,163,545

Long-term debt(D)	16,896,665	16,038,692

Subordinated deferrable debt	550,000	650,000

Members’ subordinated certificates	1,686,057	1,740,380

Members’ equity(A)	447,934	422,451

Total equity	768,087	769,046

Guarantees	$1,350,734	$1,932,822

Leverage ratio(C)	29.29	29.08

Adjusted leverage ratio(C)	7.06	6.60

Debt to equity ratio(C)	27.53	26.52

Adjusted debt to equity ratio(C)	6.57	5.93

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended

	May 31,
(Dollar amounts	2003	2002	2001	2000	1999
in thousands)

Statement of operations data:

Operating income	$1,070,875	$1,186,533	$1,388,295	$1,020,998	$792,052

Gross margin	140,028	300,695	270,456	159,674	127,943

Derivative cash settlements(A)	122,825	34,191	—	—	—

Derivative forward value(A)	757,212	41,878	—	—	—

Foreign currency adjustments(B)	(243,220)	(61,030)	—	—	—

Operating margin (loss)	651,970	78,873	132,766	115,333	76,439

Cumulative effect of change in accounting principle(A)	—	28,383	—	—	—

Net margin (loss)	651,970	107,256	132,766	115,333	76,439

Fixed charge coverage ratio(C)(E)	1.70	1.09	1.12	1.13	1.12

Adjusted fixed charge coverage ratio(C)	1.17	1.12	1.12	1.13	1.12

Balance sheet data:

Assets	$21,027,883	$20,371,335	$20,013,642	$17,098,440	$13,938,752

Long-term debt(D)	16,000,744	14,855,550	11,376,412	10,595,596	6,891,122

Subordinated deferrable debt	650,000	600,000	550,000	400,000	400,000

Members’ subordinated certificates	1,708,297	1,691,970	1,581,860	1,340,417	1,239,816

Members’ equity(A)	454,376	392,056	393,899	341,217	296,481

Total equity	930,836	328,731	393,899	341,217	296,481

Guarantees	$1,903,556	$2,056,385	$2,217,559	$1,945,202	$1,893,197

Leverage ratio(C)	23.64	67.23	55.44	54.81	52.40

Adjusted leverage ratio(C)	6.65	7.20	7.73	8.11	7.11

Debt to equity ratio(C)	21.59	60.97	49.81	49.11	46.01

Adjusted debt to equity ratio(C)	5.97	6.43	6.85	7.17	6.13

(A)	The derivative cash settlements represent the net settlements due on interest rate and cross currency exchange agreements that do not qualify for hedge accounting for the nine months ended February 29, 2004 and February 28, 2003 and the years ended May 31, 2003 and 2002. In prior years, this amount had been included in the cost of funds line on the combined statement of operations. The derivative forward value represents the change in fair value on exchange agreements that do not qualify for hedge accounting, as well as amortization related to the long-term debt valuation allowance and related to the transition adjustment recorded as other comprehensive loss on June 1, 2001. The cumulative effect of change in accounting principle represents the forward value of interest rate and cross currency exchange agreements recorded as a transition adjustment upon adoption of SFAS 133. Members’ equity represents total equity excluding foreign currency adjustments, derivative forward value, cumulative effect of change in accounting principle and accumulated other comprehensive income. See “Non-GAAP Financial Measures” section of this prospectus for a reconciliation of members’ equity to total equity.

(B)	Foreign currency adjustments represent the change on foreign denominated debt that is not related to a qualifying hedge under SFAS 133 during the period. The foreign denominated debt is revalued at each reporting date based on the current exchange rate. To the extent that the current exchange rate is different than the exchange rate at the time of issuance, there will be a change in the value of the foreign denominated debt. CFC enters into foreign currency exchange agreements at the time of each foreign denominated debt issuance to lock in the exchange rate for all principal and interest payments required through maturity.

(C)	See “Non-GAAP Financial Measures” section of this prospectus for the formulas used to calculate fixed charge coverage ratio, leverage ratio and debt to equity ratio and the adjustments CFC makes to such calculations to get the adjusted fixed charge coverage ratio, adjusted leverage ratio and adjusted debt to equity ratio.

(D)	Includes notes payable reclassified as long-term debt in the amount of $4,400 million, $3,706 million, $3,951 million, $3,706 million, $4,638 million, $5,493 million and $2,403 million at February 29, 2004, February 28, 2003, May 31, 2003, 2002, 2001, 2000 and 1999, respectively, and excludes $2,915 million, $2,263 million, $2,911 million, $2,883 million, $4,388 million, $3,040 million and $983 million in long-term debt that comes due, matures and/or will be redeemed within one year, respectively. Includes the long-term debt valuation allowance of $(1) million, $(1) million, $(1) million and $2 million and the foreign currency valuation account of $285 million, $92 million, $326 million and $(2) million at February 29, 2004, February 28, 2003, May 31, 2003 and 2002, respectively.

(E)	For the nine months ended February 29, 2004, earnings were insufficient to cover fixed charges by $65 million.

Non-GAAP Financial Measures

      CFC makes certain adjustments to financial measures in assessing its financial performance that are not in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP adjustments fall primarily into two categories: (1) adjustments to exclude the non-cash impacts of the accounting for investments required by SFAS 133 and foreign currency adjustments, and (2) adjustments related to the calculation of leverage and debt to equity ratios. These adjustments reflect management’s perspective on CFC’s operations, and in several cases adjustments used to measure covenant compliance under its revolving credit agreements, and thus CFC believes these are useful financial measures for investors. For a more complete explanation of these adjustments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in CFC’s Annual Report on Form 10-K for the year ended May 31, 2003 incorporated by reference in this prospectus. CFC refers to its non-GAAP financial measures as “adjusted” throughout this prospectus. Reconciliations of these adjusted measures to GAAP financial measures follow.

Adjustments to Fixed Charge Coverage Ratio Calculation

      Fixed charge coverage ratio using GAAP financial measures is calculated as follows:

Cost of funds + net margin prior to cumulative effect of change in accounting principle
Fixed Charge Coverage Ratio =
Cost of funds

      Adjusted fixed charge coverage ratio is calculated as follows:

Adjusted cost of funds + adjusted net margin
Adjusted fixed charge coverage ratio =
Adjusted cost of funds

      The following chart provides a reconciliation between cost of funds and net margin and these financial measures adjusted to exclude the impact of SFAS 133 and foreign currency adjustments for the nine months ended February 29, 2004 and February 28, 2003 and for the years ended May 31, 2003 and 2002. No adjustment for SFAS 133 and foreign currency adjustments is necessary for periods prior to CFC’s implementation of SFAS 133 in fiscal year 2002.

	Nine Months Ended		Year Ended

	February 29,	February 28,	May 31,
	2004	2003	2003	2002
(Dollar amounts in thousands)
Cost of funds	$(685,105)	$(702,461)	$(930,847)	$(885,838)

Plus: Derivative cash settlements	83,728	93,807	122,825	34,191

Adjusted cost of funds	$(601,377)	$(608,654)	$(808,022)	$(851,647)

Net margin (loss) prior to cumulative effect of change in accounting principle	$(64,545)	$494,913	$651,970	$78,873

Less: Derivative forward value	243,854	(533,758)	(757,212)	(41,878)

Foreign currency adjustments	(66,435)	144,520	243,220	61,030

Adjusted net margin	$112,874	$105,675	$137,978	$98,025

      The following chart provides the fixed charge coverage ratio and adjusted fixed charge coverage ratio for the nine months ended February 29, 2004 and February 28, 2003 and for the years ended May 31, 2003 and 2002.

	Nine Months Ended		Year Ended

	February 29,	February 28,	May 31,
	2004	2003	2003	2002

Fixed charge coverage ratio	N/A	1.70	1.70	1.09

Adjusted fixed charge coverage ratio	1.19	1.17	1.17	1.12

      For the nine months ended February 29, 2004, earnings were insufficient to cover fixed charges by $65 million.

Adjustments to the Calculation of Leverage and Debt to Equity Ratios

      The leverage and debt to equity ratios using GAAP financial measures are calculated as follows:

Liabilities + guarantees outstanding
Leverage ratio =
Total equity

Liabilities
Debt to equity ratio =
Total equity

      The adjusted leverage and debt to equity ratios are calculated as follows:

Adjusted liabilities + guarantees outstanding
Adjusted leverage ratio =
Adjusted equity

Adjusted liabilities
Adjusted debt to equity ratio =
Adjusted equity

      The following chart provides a reconciliation between the liabilities and equity used to calculate the leverage and debt to equity ratios and these financial measures reflecting the adjustments noted above, as well as the ratio calculations for the nine months ended February 29, 2004 and February 28, 2003 and for the five years ended May 31, 2003. Certain reclassifications of prior year amounts have been made to conform to the fiscal year 2004 presentation as contained in CFC’s February 29, 2004 Form 10-Q.

	Nine Months Ended

	February 29,	February 28,
	2004	2003
(Dollar amounts in thousands)
Liabilities	$21,146,715	$20,394,499

Less:

Derivative liabilities (1) (2)	(240,982)	(351,642)

Foreign currency valuation account (3)	(284,820)	(192,565)

Debt used to fund loans guaranteed by RUS	(277,877)	(261,546)

Subordinated deferrable debt (4)	(550,000)	(725,000)

Subordinated certificates	(1,686,057)	(1,740,380)

Adjusted liabilities	$18,106,979	$17,123,366

Total equity	$768,087	$769,046

Less:

Prior year cumulative derivative forward value and foreign currency adjustments (2)(3)	(523,223)	(9,231)

Current period derivative forward value (2)	243,854	(533,758)

Current period foreign currency adjustments (3)	(66,435)	144,520

Accumulated other comprehensive loss (2)	25,651	51,874

Subtotal members’ equity	447,934	422,451

Plus:

Subordinated certificates	1,686,057	1,740,380

Subordinated deferrable debt	550,000	725,000

Minority interest	71,123	—

Adjusted equity	$2,755,114	$2,887,831

Guarantees	$1,350,734	$1,932,822

Leverage ratio	29.29	29.08

Adjusted leverage ratio	7.06	6.60

Debt to equity ratio	27.53	26.52

Adjusted debt to equity ratio	6.57	5.93

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended

	May 31,
	2003	2002	2001	2000	1999
(Dollar amounts in thousands)
Liabilities	$20,097,047	$20,042,604	$19,619,743	$16,757,223	$13,642,271

Less:

Derivative liabilities (1) (2)	(353,840)	(254,143)	—	—	—

Foreign currency valuation account (3)	(325,810)	2,355	—	—	—

Debt used to fund loans guaranteed by RUS	(266,857)	(242,574)	(182,134)	(89,153)	(130,940)

Subordinated deferrable debt (4)	(650,000)	(600,000)	(550,000)	(400,000)	(400,000)

Subordinated certificates	(1,708,297)	(1,691,970)	(1,581,860)	(1,340,417)	(1,239,816)

Adjusted liabilities	$16,792,243	$17,256,272	$17,305,749	$14,927,653	$11,871,515

Total equity	$930,836	$328,731	$393,899	$341,217	$296,481

Less:

Prior year cumulative derivative forward value and foreign currency adjustments (2)(3)	(9,231)	—	—	—	—

Current period derivative forward value (2)	(757,212)	(70,261)	—	—	—

Current period foreign currency adjustments (3)	243,220	61,030	—	—	—

Accumulated other comprehensive loss (2)	46,763	72,556	—	—	—

Subtotal members’ equity	454,376	392,056	393,899	341,217	296,481

Plus:

Subordinated certificates	1,708,297	1,691,970	1,581,860	1,340,417	1,239,816

Subordinated deferrable debt	650,000	600,000	550,000	400,000	400,000

Minority interest	—	—	—	—	—

Adjusted equity	$2,812,673	$2,684,026	$2,525,759	$2,081,634	$1,936,297

Guarantees	$1,903,556	$2,056,385	$2,217,559	$1,945,202	$1,893,197

Leverage ratio	23.64	67.23	55.44	54.81	52.40

Adjusted leverage ratio	6.65	7.20	7.73	8.11	7.11

Debt to equity ratio	21.59	60.97	49.81	49.11	46.01

Adjusted debt to equity ratio	5.97	6.43	6.85	7.17	6.13

(1)	Includes the long-term debt valuation allowance of $(702), $(1,021), $(941) and $2,340 at February 29, 2004, February 28, 2003, May 31, 2003 and 2002, respectively.
(2)	No adjustment for SFAS 133 is necessary for periods prior to CFC’s implementation of SFAS 133 in fiscal year 2002.
(3)	No adjustment for foreign currency is required prior to CFC’s implementation of SFAS 133 in fiscal year 2002. Prior to that date, CFC was allowed under SFAS 52 to account for the foreign denominated debt and the related cross currency exchange agreement as one transaction in the cost of funds.
(4)	At February 28, 2003, includes $75,000 of subordinated deferrable debt classified as notes payable.

     CFC does not have outstanding any common stock and does not pay dividends. Annually, CFC allocates its net margin to its members in the form of patronage capital certificates. Under current policies, CFC retires patronage capital 70% during the next fiscal year and holds the remaining 30% for 15 years. All retirements of patronage capital are subject to approval by the Board of Directors, if permitted by CFC’s contractual obligations and to the extent that the Board of Directors in its discretion may determine from time to time that the financial condition of CFC will not be impaired as a result.

CAPITALIZATION

      The following table shows the capitalization of CFC as of February 29, 2004.

(Dollars amounts in thousands)

Senior debt:

Short-term debt(A)	$1,401,960

Long-term debt(A)	16,896,665

Total senior debt(B)	18,298,625

Subordinated debt and total equity:

Subordinated deferrable debt(C)	550,000

Members’ subordinated certificates(D)	1,686,057

Minority interest-RTFC and NCSC members’ equity	71,123

Total equity	768,087

Total capitalization	$21,373,892

(A)	At February 29, 2004, CFC short-term indebtedness was used to fund CFC’s short-, intermediate- and long-term variable rate loans, as well as its long-term fixed rate loans on a temporary basis. It generally consists of commercial paper with maturities of up to nine months. To support its own commercial paper and its obligations with respect to tax-exempt debt issued on behalf of members, CFC had at February 29, 2004, bank revolving credit agreements providing for borrowings aggregating up to $3,951 million. The revolving credit agreements require CFC to achieve an average fixed charge coverage ratio over the six most recent fiscal quarters of at least 1.025 and prohibit the retirement of patronage capital unless CFC has achieved a fixed charge coverage ratio of an least 1.05 for the preceding fiscal year. For the purpose of the revolving credit agreements, non-cash adjustments related to SFAS 133 and SFAS 52 are excluded from the covenant calculations. The fixed charge coverage ratio is calculated by adding the cost of funds adjusted to include the derivative cash settlements to net margin adjusted to exclude the derivative forward value, foreign currency adjustments and the cumulative effect of change in accounting principle and dividing that total by the cost of funds adjusted to include the derivative cash settlements. This is the same calculation as CFC’s adjusted fixed charge coverage ratio. The revolving credit agreements prohibit CFC from incurring senior debt in an amount in excess of ten times the sum of members’ equity, members’ subordinated certificates and subordinated deferrable debt. Senior debt includes guarantees; however, it excludes: guarantees for members where the long-term unsecured debt of the member is rated at least BBB+ by Standard & Poor’s Corporation or Baa1 by Moody’s Investors Service, indebtedness incurred to fund RUS guaranteed loans; the payment of principal and interest by the member on the guaranteed indebtedness if covered by insurance or reinsurance provided by an insurer having an insurance financial strength rating of AAA by Standard & Poor’s Corporation or a financial strength rating of Aaa by Moody’s Investors Service and adjustments related to SFAS 52. On March 30, 2004, the three revolving credit agreements in place at February 29, 2004 were replaced with three new agreements totaling $4,400 million. Both 364-day agreements have a revolving credit period that terminates on March 29, 2005 during which CFC can borrow, and such borrowings outstanding at that date may be converted to a one-year term loan at the end of the revolving credit period. Under the new credit agreements, the fixed charge coverage ratio represents the cost of funds adjusted to include the derivative cash settlements, plus minority interest net margin, plus net margin adjusted to exclude the derivative forward value, foreign currency adjustments and the cumulative effect of change in accounting principle and dividing that total by the cost of funds adjusted to include the derivative cash settlements. Commercial paper in the amount of $4,400 million is shown as long-term debt based on CFC’s ability to borrow under the bank line facilities. Long-term debt also includes CFC’s outstanding collateral trust bonds and medium-term notes due in more than one year.

(B)	Guarantees are not included in the total of senior debt. At February 29, 2004 CFC had outstanding guarantees of tax-exempt securities issued on behalf of members in the aggregate amount of $788 million. Guaranteed tax-exempt securities include $731 million of long-term adjustable or floating/ fixed rate pollution control bonds which are required to be remarketed at the option of the holders. CFC has agreed to purchase any such bonds that cannot be remarketed. At November 30, 2003, CFC had guaranteed its members’ obligations in connection with certain lease transactions and other debt in the amount of $563 million.

(C)	Subordinated deferrable debt is subordinate and junior in right of payment to senior debt. CFC has the right at any time and from time to time during the term of the subordinated deferrable debt to defer the payment of interest for up to 20 consecutive quarters.

(D)	Subordinated certificates are subordinated obligations purchased by members as a condition of membership and in connection with CFC’s extension of long-term credit to them. Those certificates issued as a condition of membership, $649 million at February 29, 2004, generally mature 100 years from issuance and bear interest at 5% per annum. The loan and guarantee subordinated certificates mature at the same time as, or amortize proportionately with, the credit extended, and either are non-interest bearing or bear interest at varying rates.

DESCRIPTION OF DEBT SECURITIES

      The following description summarizes the general terms and provisions that may apply to the debt securities. Each prospectus supplement will state the particular terms of the debt securities and the extent, if any, to which the general provisions may apply to the debt securities included in the supplement.

General

      The debt securities will be issued under an indenture between CFC and U.S. Bank Trust National Association, as successor trustee, or other trustee to be named, dated as of October 15, 1996. The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officer’s certificates establishing the debt securities and the debt securities are merely an outline and do not purport to be complete. The forms of the debt securities are filed, or will be filed, as exhibits to the registration statement of which this prospectus forms a part, or as an exhibit to a current report on Form 8-K to be incorporated by reference in this prospectus. This description makes use of the terms defined in the indenture and is qualified in its entirety by reference to the indenture. The debt securities will be unsecured and subordinated obligations of CFC.

      Reference is made to the prospectus supplement and pricing supplement relating to any particular issue of offered debt securities for the following terms:

•	the title and the limit on aggregate principal amount of such securities;

•	the date or dates on which the debt securities will mature;

•	the annual rate or rates, which may be fixed or variable, or the method of determining any rate or rates at which the debt securities will bear interest;

•	the date or dates from which the interest shall accrue and the date or dates at which interest will be payable;

•	the place where payments may be made on the debt securities;

•	any redemption or sinking fund terms;

•	the denominations in which the debt securities will be issuable, if other than $1,000 and any integral multiple thereof;

•	if the amount payable in respect of principal of or any premium or interest on any of such debt securities may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which the amounts will be determined;

•	if other than the currency of the United States, the currency or currencies, including composite currencies in which the principal of and premium and interest on any debt securities will be payable;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity;

•	if the principal of or premium or interest on the debt securities are to be payable in securities or other property, the type and amount of securities or other property, or the method of determining the amount, and the terms and conditions of the election;

•	the terms, if any, on which debt securities may be converted into or exchanged for securities of CFC or any other person;

•	the obligations or instruments, if any, considered eligible obligations in respect of debt securities denominated in a currency other than dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of CFC’s indebtedness in respect of the debt securities after their satisfaction and discharge;

•	whether the debt securities will be issued as registered securities, in a form registered as to principal only with or without coupons, or as bearer securities including temporary and definitive global form, or any combination thereof and applicable exchange provisions;

•	any limitations on the rights of the holders of debt securities to transfer or exchange or to obtain the registration of transfer of debt securities, and the amount or terms of a service charge if any for the registration of transfer or exchange of debt securities;

•	any changes to the events of default or covenants described in this prospectus; and

•	any other terms of the debt securities, not inconsistent with the provisions of the indenture. (Section 301)

      Debt securities may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities denominated in a currency or currency unit other than dollars may be described in the applicable prospectus supplement.

      Except as otherwise described in the applicable prospectus supplement, the covenants contained in the indenture would not afford holders of debt securities protection in the event of a highly-leveraged transaction involving CFC.

Subordination

      The debt securities will be subordinate and junior in right of payment to all senior indebtedness of CFC.

      No payment of principal of, including redemption and sinking fund payments, or premium or interest on, the debt securities may be made if any senior indebtedness is not paid when due, or a default has occurred with respect to the senior indebtedness permitting the holders to accelerate its maturity and the default has not been cured or waived and has not ceased to exist. Upon any acceleration of the principal amount due on the debt securities or any distribution of assets of CFC to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior indebtedness must be paid in full before the holders of the debt securities are entitled to receive or retain any payment. The holders of the debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions until all amounts owing on the debt securities are paid in full. (Article 15)

      The term “senior indebtedness” is defined in the indenture to mean:

•	all indebtedness heretofore or hereafter incurred by CFC for money borrowed unless by its terms it is provided that such indebtedness is not senior indebtedness;

•	all other indebtedness hereafter incurred by the CFC which by its terms provides that such indebtedness is senior indebtedness;

•	all guarantees, endorsements and other contingent obligations in respect of, or obligations to purchase or otherwise acquire or service, indebtedness or obligations of others; and

•	any amendments, modifications, deferrals, renewals or extensions of any such senior indebtedness heretofore or hereafter issued in evidence of or exchange of such senior indebtedness.

      The indenture does not limit the aggregate amount of senior indebtedness that CFC may issue. As of February 29, 2004, outstanding senior indebtedness of CFC aggregated approximately $20.0 billion, including contingent guarantees of $1.4 billion.

Form, Exchange and Transfer

      Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000. (Sections 201 and 302)

      At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of any series will be exchangeable for other debt securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305)

      Subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent designated by CFC for such purpose. CFC may designate itself the security registrar. No service charge will be made for any registration of transfer or exchange of debt securities, but CFC may require payment of a sum sufficient to cover any applicable tax or other governmental charge. The transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity or the person making the request. (Section 305) Any transfer agent in addition to the security registrar initially designated by CFC for any debt securities will be named in the applicable prospectus supplement. CFC may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but CFC will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 602)

      CFC will not be required to issue, register the transfer of, or exchange any debt security or any tranche thereof during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security called for redemption and ending at the close of business on the day of such mailing. CFC will not be required to register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part. (Section 305)

Payment and Paying Agents

      Unless otherwise specified in an applicable prospectus supplement or pricing supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security or one or more predecessor securities is registered at the close of business on the regular record date for the payment. (Section 307)

      Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of paying agents CFC may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, U.S. Bank Trust National Association will be designated as CFC’s paying agents for payments with respect to debt securities. Any other paying agents initially designated by CFC for the debt securities of a particular series will be named in the applicable prospectus supplement or pricing supplement. CFC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but CFC will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 602)

      All moneys paid by CFC to a paying agent for the payment of the principal, premium or interest on any debt security that remains unclaimed at the end of two years after becoming due and payable will be repaid to CFC. After that time, the holder of the debt security will, as an unsecured general creditor, look only to CFC for payment out of those repaid amounts. (Section 603)

Redemption

      Any terms for the optional or mandatory redemption of debt securities will be set forth in the applicable prospectus supplement or pricing supplement. Unless otherwise provided in the applicable prospectus supplement with respect to debt securities that are redeemable at the option of the holder, debt securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption. If less than all the debt securities of a series or tranche are to be redeemed, the particular debt securities to be redeemed will be selected by a method of random selection that the security registrar deems fair and appropriate. (Section 403 and 404)

      Any notice of redemption at the option of CFC may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such debt securities. The notice may also state that if the money has not been received, the notice will be of no force and effect and CFC will not be required to redeem such debt securities. (Section 404)

Consolidation, Merger, and Sale of Assets

      CFC may not consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any person unless:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;

•	the successor corporation assumes CFC’s obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and

•	CFC delivers to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture. (Section 1101)

Events of Default

      Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

•	failure to pay interest on any debt securities for 60 days after the security becomes due and payable;

•	failure to pay principal or premium, if any, on any debt security within three business days after the security becomes due and payable;

•	failure to perform or breach of any other covenant or warranty in the indenture that continues for 60 days after written notice to CFC from the trustee, or holders of at least 33% in principal amount of the outstanding debt securities of the series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	such other events as may be specified for each series.

      No event of default with respect to one series of debt securities necessarily constitutes an event of default with respect to another series debt securities.

      If an event of default with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of not less than 33% in principal amount of the outstanding debt securities of the series may declare the principal amount, or if the debt securities are discount notes or similar debt securities, the portion of the principal amount specified by the terms of the debt securities, of all of the debt securities of that series to be due and payable immediately. However, if an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of series, considered as one class, may make the declaration of acceleration and not the holders of the debt securities of any one series.

      At any time after a declaration of acceleration with respect to the debt securities of any series and before a judgment or decree for payment of the money due has been obtained, the events of default giving rise to the declaration of acceleration will be deemed waived, and the declaration and its consequences will be deemed rescinded and annulled, if:

•	CFC has paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest on all debt securities of such series;

•	the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such debt securities;

•	interest upon overdue interest at the rate or rates prescribed therefor in such debt securities, to the extent that payment of such interest is lawful; and

•	all amounts due to the trustee under the indenture; and

•	any other events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. (Section 802)

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 903) Subject to the provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 812)

      No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of the series;

•	the holders of not less than 33 1/3% in aggregate principal amount of the outstanding debt securities of the series have made written request to the trustee, and the holder or holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 807)

However, these limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on the debt security on or after the applicable due date specified in the debt security. (Section 808)

      CFC will be required to furnish to the trustee annually a statement by an appropriate officer as to the officer’s knowledge of CFC’s compliance with all conditions and covenants under the indenture, determined without regard to any period of grace or requirement of notice under the indenture. (Section 605)

Modification and Waiver

      Without the consent of any holder of debt securities, CFC and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor to CFC of the covenants of CFC in the indenture and the debt securities;

•	to add one or more covenants of CFC or other provisions for the benefit of the holders of all or any series of outstanding debt securities or to surrender any right or power conferred upon CFC by the indenture;

•	to add any additional events of default with respect to all or any series of outstanding debt securities;

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture, but if the change, elimination or addition will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will not become effective with respect to the series;

•	to provide collateral security for the debt securities;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to provide for the acceptance of appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary or to facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities;

•	to change any place where:

•	the principal of and premium, if any, and interest, if any, on any debt securities is payable;

•	any debt securities may be surrendered for registration of transfer or exchange; and

•	notices and demands to or upon CFC in respect of debt securities and the indenture may be served; or

•	to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the indenture, so long as the changes or additions will not adversely affect the interests of the holders of debt securities of any series in any material respect. (Section 1201)

      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by CFC with certain restrictive provisions of the indenture. (Section 606) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium or interest and other covenants and provisions of the indenture that can be modified or be amended only with the consent of the holder of each outstanding debt security of the series affected. (Section 813)

      If the Trust Indenture Act of 1939, as amended, is amended after the date of the indenture to require changes to the indenture or the incorporation of additional provisions or to permit changes to, or the elimination of, provisions which, at the date of the indenture, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed amended so as to conform to the amendment or to effect the changes or elimination. CFC and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. (Section 1201)

      Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required to add any provisions to, or change in any manner, or eliminate any of the provisions of, the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding debt securities of all series so directly affected, considered as one class, will be required. If the debt securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, tranches, the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all tranches directly affected, considered as one class, will be required. However, no amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount or the rate of interest or the amount of any installment of interest or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any discount security that would be due and payable upon a declaration of acceleration of maturity or change the coin or currency or other property in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any debt security or, in the case of redemption, on or after the redemption date without, in any such case, the consent of the holder of the debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, or any tranche, the consent of the holders of which is required for any supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the indenture or any default and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding debt security of the series or tranche; or

•	modify certain of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, or any tranche, without the consent of the holder of each outstanding debt security affected.

A supplemental indenture that changes or eliminates any provision of the indenture expressly included solely for the benefit of a particular series of debt securities or tranches, or modifies the rights of the holders of debt securities of the series or tranches with respect to the provision, will be deemed not to affect the rights under the indenture of the holders of the debt securities of any other series or tranche. (Section 1202)

      The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date:

•	debt securities owned by CFC or any other obligor upon the securities or any affiliate of CFC or of the other obligor unless CFC, the affiliate or obligor owns all securities outstanding under the indenture, or all outstanding securities of each the series and the tranche, as the case may be, determined without regard to this bullet point shall be disregarded and deemed not outstanding;

•	the principal amount of a discount security deemed outstanding shall be the amount of the principal that would be due and payable as of the date of determination upon a declaration of acceleration of the maturity as provided in the indenture; and

•	the principal amount of a debt security denominated in foreign currencies or a composite currency deemed outstanding will be the dollar equivalent, determined as of that date in the manner prescribed for that debt security, of the principal amount of that debt security, or, in the case of a debt security described in the second bullet point above, of the amount described in that bullet point. (Section 101)

      If CFC solicits from holders any request, demand, authorization, direction, notice, consent, election, waiver or other act, CFC may, at its option, by board resolution, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other act, but CFC shall have no obligation to do so. If a record date is fixed, the request, demand, authorization, direction, notice, consent, election, waiver or other act may be given before or after the record date, but only the holders of record at the close of business on the record date shall be deemed holders for the purposes of determining whether holders of the requisite proportion of the outstanding securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer or in exchange or in lieu of the security in respect of anything done, omitted or suffered to be done by the trustee or CFC in reliance thereon, whether or not notation is made upon security. (Section 104)

Defeasance

      Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, any debt security, or any portion of the principal amount, will be deemed paid for purposes of the indenture, and, at CFC’s election, the entire indebtedness of CFC in respect thereof will be deemed satisfied and discharged, if there has been irrevocably deposited with the trustee or any paying agent other than CFC in trust any of the following in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities or portions thereof:

•	money;

•	eligible obligations; or

•	a combination of the above bullet points. (Section 701)

For this purpose, unless otherwise indicated in the applicable prospectus supplement or pricing supplement, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of its full faith and credit, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in those obligations or in any specific interest or principal payments due on them, in each case which do not contain provisions permitting the redemption or other prepayment at the option of the issuer. Among the conditions to CFC’s making the election to have its entire indebtedness deemed satisfied and discharged, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes and that the holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred.

Title

      CFC, the trustee and any agent of CFC or the trustee may treat the person in whose name a debt security is registered as the absolute owner, whether or not the debt security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

The Trustee

      U.S. Bank Trust National Association is the trustee with respect to all securities to be issued under the indenture.

Global Securities

      The Depository Trust Company (“DTC”) may act as securities depository for some or all of the debt securities of any series. These debt securities will be issued in fully-registered form in the name of Cede & Co. (DTC’s partnership nominee). One or more fully-registered certificates will be issued as global securities for the debt securities in the aggregate principal amount of the debt securities, and will be deposited with, or held for the benefit of, DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

      Purchases of the debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of the debt securities (“beneficial owner”) is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

      To facilitate subsequent transfers, all the debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC would mail an omnibus proxy to CFC as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

      Principal and interest payments on the debt securities will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, CFC or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of CFC or the trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursements of such payments to the beneficial owners shall be the responsibility of participants.

      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to CFC or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, the debt securities certificates are required to be printed and delivered.

      CFC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, the debt securities certificates will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that CFC believes to be reliable (including DTC), but CFC takes no responsibility for the accuracy thereof. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      Neither CFC, the trustee nor any underwriter will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice for, participants or beneficial owners.

PLAN OF DISTRIBUTION

      Debt securities of any series may be purchased to be reoffered to the public through underwriting syndicates. The underwriters with respect to an underwritten offering of debt securities will be named in the prospectus supplement relating to the offering. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase debt securities will be subject to conditions precedent and each of the underwriters with respect to a sale of debt securities will be obligated to purchase all of its debt securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers set forth in the prospectus supplement may be changed from time to time.

      The place and time of delivery for the offered debt securities in respect of which this prospectus is delivered will be set forth in the prospectus supplement.

      Certain of the underwriters or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

      In connection with offerings made hereby, the underwriters or agents may purchase and sell debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of debt securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of debt securities than they are required to purchase from CFC. The underwriters or agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the underwriters or the agents if those debt securities are repurchased in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

LEGAL OPINIONS

      The validity of the debt securities offered hereby will be passed upon for CFC by Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York. The agents or underwriters, if any, will be represented by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

EXPERTS

      The combined financial statements of CFC and RTFC appearing in CFC’s 2003 Annual Report on Form 10-K at May 31, 2003 and 2002, and for the years then ended, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The combined financial statements for the year ended May 31, 2001 incorporated by reference in this prospectus and registration statement were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

      On April 16, 2002, CFC engaged Ernst & Young LLP to perform the May 31, 2002 year end audit, replacing former auditor Arthur Andersen LLP.

      On June 15, 2002, Arthur Andersen LLP was convicted of federal obstruction of justice arising from the government’s investigation of its role as auditors for Enron Corporation. Arthur Andersen LLP personnel who were involved with the Enron Corporation account had no involvement with the audit of CFC’s financial statements for the year ended May 31, 2001. The audit partner and manager primarily responsible for CFC’s audited financial statements for the fiscal years ended May 31, 2001, as well as other personnel of Arthur Andersen LLP’s Vienna, Virginia office, have left Arthur Andersen LLP. As a result, Arthur Andersen LLP is no longer in a position to consent to the inclusion or incorporation by reference in any prospectus of its report on such financial statements, and CFC has dispensed with the requirement to file the consent in reliance upon Rule 437a under the Securities Act of 1933.

      Due to the lack of Arthur Andersen LLP’s written consent to the incorporation by reference of its reports in this prospectus, Arthur Andersen LLP may not have any liability under Section 11 of the Securities Act of 1933 for false and misleading statements or omissions contained in this prospectus, including the financial statements. Any other claims against Arthur Andersen LLP related to any such false and misleading statements or omissions will be limited.

PART II

Item 14. Other Expenses of Issuance and Distribution

      The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting commissions, are, subject to further contingencies, estimated as follows:

Registration statement filing fee	$31,675

Printing	50,000

Legal fees and expenses	200,000

Blue sky fees and expenses	10,000

Accounting fees	13,000

Fees of trustee	10,000

Fees of rating agencies	150,000

Miscellaneous	24,000

Total	$488,675

Item 15. Indemnification of Directors and Officers

      Section 29-1104(9) of the District of Columbia Cooperative Association Act provides that an association such as the Registrant shall have the capacity “to exercise . . . any power granted to ordinary business corporations, save those powers inconsistent with this chapter.” Section 29-304(16) of the District of Columbia Business Corporation Act permits any corporation:

“To indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise.”

      The board of directors of CFC has resolved to indemnify all CFC directors, officers and employees in accordance with the terms of the first sentence of the above section. The bylaws of CFC also provide for indemnification of all CFC directors, officers and employees as set forth above.

Item 16. List of Exhibits

Exhibit

Description

1	—	Form of Underwriting Agreement to be used in connection with Debt Securities. Incorporated by reference to Exhibit 1 to Registration Statement No. 33-64231 filed on November 14, 1995.
4.1	—
Indenture relating to Debt Securities by and between CFC and U.S. Bank National Association, as successor Trustee or other trustee to be named, dated as of October 15, 1996. Incorporated by reference to Exhibit 4.1 to Form 8-K filed on October 28, 1996.

5	—	Opinion and consent of Milbank, Tweed, Hadley & McCloy LLP.
12	—	Schedule of computation of ratio of margins to fixed charges.
23.1	—	Consent of Ernst & Young LLP.
23.2	—	Notice Regarding Consent of Arthur Andersen LLP.
23.3	—	Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as part of Exhibit 5.
24	—	Power of Attorney (included on signature pages of this Registration Statement).
25	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as Trustee.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K):

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of debt securities offered (if the total dollar value of debt securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the debt securities offered therein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the debt securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the debt securities offered herein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the debt securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The registrant and each person whose original signature appears below hereby authorizes each of Sheldon C. Petersen, Steven L. Lilly and John Jay List (the “Agents”) to file one or more amendments (including post-effective amendments) to the registration statement and any registration statement of the registrant relating to debt securities filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which amendments and registration statement may make such changes in the registration statement as such Agent deems appropriate and the registrant and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of the registrant and each such person, individually and in each capacity stated below, any such amendments to the registration statement and any such additional registration statement.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 6th day of May, 2004.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:	/s/ SHELDON C. PETERSEN

________________________________________ Sheldon C. Petersen
Governor and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SHELDON C. PETERSEN Sheldon C. Petersen	Governor and Chief Executive Officer

/s/ STEVEN L. LILLY Steven L. Lilly	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ STEVEN L. SLEPIAN Steven L. Slepian	Vice President and Controller (Principal Accounting Officer)

/s/ ROBERT A. CAUDLE Robert A. Caudle	President and Director	May 6, 2004

/s/ JAMES P. DUNCAN James P. Duncan	Vice President and Director

/s/ CLETUS CARTER Cletus Carter	Secretary-Treasurer and Director

/s/ ROGER ARTHUR Roger Arthur	Director

/s/ ROGER A. BALL Roger A. Ball	Director

/s/ DARLENE H. CARPENTER Darlene H. Carpenter	Director

Signature	Title	Date

/s/ J. MALLOY CHANDLER J. Malloy Chandler	Director

/s/ DAVID J. COWAN David J. Cowan	Director

Glenn English	Director

Harold Foley	Director

/s/ STEVEN J. HAAVEN Steven J. Haaven	Director

/s/ CRAIG A. HARTING Craig A. Harting	Director

Martin Hillert, Jr.	Director

/s/ JAMES A. HUDELSON James A. Hudelson	Director	May 6, 2004

/s/ TERRYL JACOBS Terryl Jacobs	Director

/s/ GALE RETTKOWSKI Gale Rettkowski	Director

/s/ RONALD P. SALYER Ronald P. Salyer	Director

Darryl Schriver	Director

/s/ CHARLES WAYNE WHITAKER Charles Wayne Whitaker	Director

/s/ BOBBY W. WILLIAMS Bobby W. Williams	Director

/s/ ERIC P. YOULD Eric P. Yould	Director

INDEX TO EXHIBITS

Sequentially
Exhibit			Numbered
Number		Exhibits	Page

1	—	Form of Underwriting Agreement to be used in connection with Debt Securities. Incorporated by reference to Exhibit 1 to Registration Statement No. 33-64231 filed on November 14, 1995.

4.1	—
Indenture relating to Debt Securities by and between CFC and U.S. Bank National Association, as successor Trustee or other trustee to be named, dated as of October 15, 1996. Incorporated by reference to Exhibit 4.1 to Form 8-K filed on October 28, 1996.

5	—	Opinion and consent of Milbank, Tweed, Hadley & McCloy LLP.

12	—	Schedule of computation of ratio of margins to fixed charges.

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Notice Regarding Consent of Arthur Andersen LLP.

23.3	—	Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as part of Exhibit 5.

24	—	Power of Attorney (included on signature pages of this Registration Statement).
25	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as Trustee.